UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2011

APOLLO MEDICAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25809	20-8046599
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

450 N. Brand Blvd., Suite 600, Glendale, CA 91203
(Address of principal executive offices) (zip code)

(818) 396-8050
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On February 15, 2011, Apollo Medical Holdings, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Aligned Healthcare Group – California, Inc., Raouf Khalil, Jamie McReynolds, M.D. BJ Reese and BJ Reese & Associates, LLC, under which the Company acquired all of the issued and outstanding shares of capital stock (the “Acquisition”) of Aligned Healthcare, Inc., a California corporation (“AHI”), from AHI’s shareholders.  Upon the signing of the Purchase Agreement, 1,000,000 shares of the Company’s common stock became issuable (the “Initial Shares”).  In addition, if the gross revenues of AHI and an affiliated entity (the “Aligned Division”) exceed $1,000,000 on or before February 1, 2012, then the Company will be obligated to issue an additional 1,000,000 shares of common stock (the “Contingent Shares”).  Moreover, the Company will be obligated to issue up to an additional 3,500,000 shares of common stock (the “Earn-Out Shares” and, collectively with the Initial Shares and the Contingent Shares, the “Shares”) over a three year period following closing based on the EBITDA generated by the Aligned Division during that time.  If, prior to February 15, 2012, AHI has not entered into an agreement for the provision of certain services to a hospital or certain other health organizations that has a term of at least one year and provides aggregate net revenues to AHI of at least $1,000,000, the Company will have the right to repurchase all of the Initial Shares for $0.05 per share, at which time the Company’s obligation to issue any further Shares would terminate.

The Purchase Agreement is attached to this current report on Form 8-K as Exhibit 10.8 and is incorporated herein by reference.  The foregoing summary of the Purchase Agreement is qualified in its entirety by the complete text of the Purchase Agreement filed herewith.

Item 3.02. Unregistered Sales of Equity Securities

The Company issued and sold the Initial Shares on February 16, 2011 in connection with the closing of the Acquisition.  In addition, the Company is obligated to issue the Contingent Shares and the Earn-Out Shares if and when the performance criteria described in Item 1.01 above are met.  The consideration received by the Company for the Shares was all of the issued and outstanding shares of capital stock of AHI.  The Initial Shares were issued, and the Earn-Out Shares and Contingent Shares, if any are issued, will be issued, pursuant to Rule 506 of Regulation D.  Each of the purchasers of the Shares is an accredited investor, as defined in Rule 501 of Regulation D, and the issuance and sale of the Shares was conducted by direct negotiations without any advertising or general solicitation.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of February 16, 2011, and as a condition to the closing of the Acquisition, Raouf Khalil was elected to the Company’s Board of Directors.  As provided in the Purchase Agreement, Mr. Khalil sold all of his shares in AHI to the Company in the Acquisition and received 500,000 Initial Shares, and has the right to receive 500,000 Contingent Shares and 50% of any Earn-Out Shares issued by the Company.  Mr. Khalil has also entered into a consulting agreement with AHI pursuant to which he is entitled to receive up to $180,000 in cash over the one year term of such agreement.  Mr. Khalil is also acting as president of AHI.  Mr. Khalil is not expected initially to serve on any Board of Directors committees.

Item 7.01 Regulation FD Disclosure.

On February 16, 2011, the Company issued a press release concerning some of the matters discussed above. A copy of such press release is being furnished as Exhibit 99.1 to this current report on Form 8-K. This press release inadvertently referred to the acquired entity as Aligned Healthcare Group LLC, rather than Aligned Healthcare, Inc.

The information in this Item 7.01 of this current report on Form 8-K, together with the information in Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Such information shall not be deemed incorporated by reference into any registration statement or other document filed with the SEC.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.8
Stock Purchase Agreement, dated as of February 15, 2011, among the Company, Aligned Healthcare Group LLC, Aligned Healthcare Group – California, Inc., Raouf Khalil, Jamie McReynolds, M.D., BJ Reese & Associates, LLC and BJ Reese

99.1	Press Release of Apollo Medical Holdings, Inc. dated February 16, 2011

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO MEDICAL HOLDINGS, INC.

Dated: February 22, 2011	By:	/s/ Warren Hosseinion
Name: Warren Hosseinion
Title: Chief Executive Officer